Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

January 24, 2013

Cass Information Systems, Inc. Grows

2012 Earnings to $23.3 Million, Surpasses 2011 Results

Reports 4th Quarter Earnings and Declares Regular Quarterly Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services reports that it earned $2.02 per diluted share for the year ended December 31, 2012, a ..5% increase over the $2.01 per diluted share earned in 2011. Total net income for 2012 was $23.3 million, a 1.3% increase over the $23.0 million earned in 2011.

	4th Quarter		%	YTD		%
	2012	2011	Change	2012	2011	Change
Transportation Dollar Volume	$5.6 billion	$5.3 billion	5.4%	$22.3 billion	$20.6 billion	8.1%
Facility Expense Dollar Volume*	$2.6 billion	$2.7 billion	(3.8)%	$10.9 billion	$11.3 billion	(3.5)%
Revenues	$26.8 million	$26.5 million	.9%	$111.5 million	$106.5 million	4.7%
Net Income	$5.3 million	$5.5 million	(2.7)%	$23.3 million	$23.0 million	1.3%
Diluted Earnings per Share	$.46	$.48	(4.2)%	$2.02	$2.01	.5%

*	Includes Energy, Telecom and Environmental

2012 4th Quarter Recap

Cass fourth quarter earnings were $.46 per diluted share, a 4.2% decrease from the $.48 per diluted share it earned in the same quarter in 2011. Net income for the period was $5.3 million, or 2.7% less than the $5.5 million recorded in 2011. A $1.7 million decline in net investment income was primarily responsible for the lower quarterly result.

During the fourth quarter the 5.4% volume increase in transportation transaction volume was fueled by increased activity from both established and new customers. Conversely, facility expense dollar volumes declined 3.8% owing to lower pricing for electricity and natural gas as well as customer turnover. Overall, revenues grew to $26.8 million, a slight increase over the $26.5 million generated in the year-earlier period.

Operating expenses were up 2.5%, or $476,000, largely due to costs associated with the continuing ramp-up of the company’s new environmental expense service line acquired last January.

2012 Fiscal Benchmarks

Revenues for the year ended December 31, 2012 were $111.5 million, 4.7% higher than 2011 revenues of $106.5 million.

Net investment income declined 7.6%, or $3.3 million.

Operating expenses were up 7.1%, or $5.3 million, as Cass invested in the infrastructure required to expand its new environmental expense service line.

“As long-time shareholders know, a prolonged period of low interest rates reduces the earnings contribution of our investable assets,” commented Eric H. Brunngraber, Cass president and chief executive officer. “To offset the lingering decline Cass is experiencing in investment income, our emphasis in 2013 will remain on investing in initiatives with high potential for profitable growth in both the markets in which we are established as well as those we hope to penetrate.”

Cash Dividend Declared

On January 21, 2013 the company’s board of directors declared a first quarter dividend of $.18 per share payable March 15, 2013 to shareholders of record March 5, 2013. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $33 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas, and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2011.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2012 and 2011.

	Quarter Ended 12/31/12	Quarter Ended 12/31/11	Year Ended 12/31/12	Year Ended 12/31/11
Transportation Invoice Volume	7,321	6,998	28,790	28,279
Transportation Dollar Volume	$5,614,573	$5,326,457	$22,261,815	$20,599,503
Facility Expense Transaction Volume*	4,611	4,388	18,277	17,147
Facility Expense Dollar Volume*	$2,587,490	$2,690,126	$10,899,294	$11,299,991

Payment and Processing Fees	$16,983	$15,316	$66,695	$60,688
Net Investment Income	9,054	10,759	40,385	43,711
Gain (Loss) on Sale of Securities	234	(5)	2,635	43
Other	500	451	1,808	2,093

Total Revenues	$26,771	$26,521	$111,523	$106,535

Salaries and Benefits	$15,585	$14,296	$62,563	$56,573
Occupancy	569	532	2,157	2,318
Equipment	890	944	3,516	3,525
Other	2,779	3,575	12,097	12,613

Total Operating Expenses	$19,823	$19,347	$80,333	$75,029

Income from Operations before Income Taxes	$6,948	$7,174	$31,190	$31,506
Income Tax Expense	1,607	1,683	7,887	8,497

Net Income	$5,341	$5,491	$23,303	$23,009

Basic Earnings per Share	$.47	$.48	$2.05	$2.03

Diluted Earnings per Share	$.46	$.48	$2.02	$2.01

Average Earning Assets	$1,207,492	$1,236,331	$1,201,846	$1,188,283
Net Interest Margin	3.95%	3.99%	4.00%	4.31%
Allowance for Loan Losses to Loans	1.80%	1.93%	1.80%	1.93%
Non-performing Loans to Total Loans	.96%	.26%	.96%	.26%
Net Loan Charge-offs to Loans	.23%	.05%	.44%	.16%
Provision for Loan Losses	$1,600	$300	$2,400	$2,150

*	Includes Energy, Telecom and Environmental